Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 31, 2004 relating to the financial statements and financial statement schedule of Mercury Computer Systems, Inc., which appears in Mercury Computer Systems, Inc.’s Annual Report on Form 10-K for the year ended June 30, 2004.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 25, 2005